SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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      |X|  Definitive Proxy Statement
      |_|  Definitive Additional Materials
      |_|  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                         The Genlyte Group Incorporated
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

                         THE GENLYTE GROUP INCORPORATED
                         4360 Brownsboro Road, Suite 300
                                 P.O. Box 35120
                              Louisville, KY 40232
                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held on April 27, 2000
                        --------------------------------

                                                                  March 20, 2000
To Stockholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Genlyte Group Incorporated ("Genlyte") will be held at the Camberley Brown Hotel, Bluegrass Room, 4th & Broadway, Louisville, Kentucky 40202, on Thursday, April 27, 2000 at 10:00 AM, local time, for the following purposes:

         (1)  to elect two members of the Board of Directors; and

         (2) to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

         Stockholders of record at the close of business on March 6, 2000 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         Your attention is directed to the attached Proxy Statement. Whether or not you expect to be present at the meeting, please complete, sign, date and mail the enclosed Proxy as promptly as possible in order to save the Company further solicitation expense. There is enclosed with the Proxy an addressed envelope for which no postage is required if mailed in the United States.

                                             By Order of the Board of Directors,


                                             /s/ R.L. Zaccagnini


                                             R. L. ZACCAGNINI
                                             Secretary

                         THE GENLYTE GROUP INCORPORATED
                         4360 Brownsboro Road, Suite 300
                                 P.O. Box 35120
                              Louisville, KY 40232

                             ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          to be held on April 27, 2000

                                                                  March 20, 2000
                             ----------------------
                                 PROXY STATEMENT
                             ----------------------

                                  INTRODUCTION

      The Annual Meeting of Stockholders (the "Annual Meeting") of The Genlyte Group Incorporated ("Genlyte") will be held on April 27, 2000 at the Camberley Brown Hotel, Bluegrass Room, 4th & Broadway, Louisville, Kentucky at 10:00 AM, local time, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying form of proxy are being furnished in connection with the solicitation by Genlyte's Board of Directors of proxies to be voted at such meeting and at any and all adjournments or postponements thereof.

      This proxy statement and accompanying form of proxy are first being sent to stockholders on or about March 20, 2000.

                       ACTION TO BE TAKEN UNDER THE PROXY

      All proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including any adjournments or postponements thereof) in accordance with the specifications therein, or, if no specifications are made, will be voted FOR the nominees to the Board of Directors named in this proxy statement and listed in the accompanying form of proxy.

      If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Genlyte, or by attending the Annual Meeting and voting in person.

                              ELECTION OF DIRECTORS

      The Board of Directors of Genlyte currently consists of Avrum I. Drazin (Chairman), David M. Engelman, Fred Heller, Frank Metzger and Larry K. Powers. The directors elected at the Annual Meeting will hold office for a term ending at the Annual Meeting of Stockholders to be held in April of 2003 and until his successor has been duly elected and qualified. Mr. David M. Engelman and Mr. Frank Metzer have been nominated to the Board of Directors for re-election at the Annual Meeting.

      If, for any reason, Messr. Engleman and Metzger are not candidates when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

 The Board of Directors recommends a vote FOR the election of the nominees as directors.

Genlyte Thomas Group LLC

      On August 27, 1998, the Shareholders of Genlyte and Thomas Industries. (NTSE: TII, "Thomas), respectively, approved the formation of a new lighting company to be jointly owned by them as outline below. This company, a Delaware Limited Liability Company, is named Genlyte Thomas Group LLC ("Genlyte Thomas Group").

      Genlyte contributed substantially all of its assets to Genlyte Thomas Group in exchange for a 68% interest therein and the assumption by Genlyte Thomas Group of substantially all of Genlyte's liabilities. Thomas contributed substantially all of its lighting assets to Genlyte Thomas Group in exchange for a 32% interest therein and the assumption by Genlyte Thomas Group of certain of its liabilities. (Reference herein to "employees of the company" shall mean employees of the Genlyte Thomas Group unless stated otherwise.)

      The day-to-day operations of Genlyte Thomas Group are managed by its executive officers under the supervision of a Management Board. The Management Board is comprised of six (6) Representatives, four (4) of whom were appointed by Genlyte and two (2) of whom were appointed by Thomas. Messrs. Drazin, Engelman, Heller and Powers (see below) are the Representatives from Genlyte. Action of the Management Board require the approval of a majority of the Representatives, except that certain actions, as outlined in the Proxy Statement dated July 23, 1998, require the approval of a majority of the Management Board including at least one Representative appointed by Thomas. (For further details, see the company's Proxy Statement dated July 23, 1998).

      Information about the nominee for election as director, including biographical and employment information, is set forth below.

Nominee for Election as Director

David M. Engelman (67)  Mr. Engelman was elected a Director of Genlyte at the
                        December 1993 meeting of the Board of Directors. This appointment took effect on January 1, 1994. Mr. Engelman was employed by General Electric Company from 1954 through 1993 and held a variety of general management positions. He was elected as a Vice President of General Electric in 1982 and was in charge of international electrical distribution and control operations. Mr. Engelman is a member of the Board of Directors of The Mayer Electric Supply Company, Incorporated. He is a member of the Audit and Compensation Committees, and Chairman of the Nominating Committee of the Genlyte Board of Directors. He also serves as a Representative on the Genlyte Thomas Group Management Board.

Frank Metzger (71)      Dr. Metzger was elected a Director of Genlyte at the
                        January 1985 meeting of the Genlyte Board of Directors.
                        Dr. Metzger has been President of Metzger & Company, management consultants, since June 1988. He served as Senior Vice President-Administration for Bairnco from
                        July 1986 until his retirement from Bairnco in May 1988 and Vice President-Administration for Bairnco from its organization in 1981 until June 1986. He is a member of the Audit Committee and Chairman of the Compensation
                        Committee of the Genlyte Board of Directors.

Incumbent Directors

Avrum I. Drazin (71)    Mr. Drazin was elected Chairman of the Board of Genlyte
                        in January 1994 and has served as a Director of Genlyte since January 1991. Mr. Drazin served as President of
                        Genlyte from February 1992 until December 1993 and served as President of Canlyte, Inc. ("Canlyte"), a subsidiary of the Company, since its incorporation in July 1984 until October 1999. He served as President of
                        Lightolier Canada from January 1965 until June 1984. Mr.
                        Drazin is a member of the Compensation and Nominating
                        Committees of the Genlyte Board of Directors. He also serves as a Representative on the Genlyte Thomas Group
                        Management Board.

Fred Heller (75)        Mr. Heller was Chairman of the Board of Genlyte from
                        July 1989 until December 1993, when he resigned as Chairman but retained his position as a Director of Genlyte and holds the honorary title of Chairman
                        Emeritus. He served as President of Genlyte from its incorporation in January 1985 until July 1989 and served as acting President of Genlyte from January 1991 to August 1991. From August 1981 to September 1985, Mr.
                        Heller was President and Chief Executive

                        Officer of Lightolier Incorporated. Mr. Heller is a member of the Board of Directors of Concord Fabrics, Inc. He is Chairman of the Audit Committee of the Genlyte Board of Directors. He also serves as a Representative on the Genlyte Thomas Group Management Board. Mr. Heller's term will expire on April 27, 2000 and he will not stand for re-election. If the Nominating Committee identifies an appropriate candidate, the Board of Directors will consider appointing the candidate to fill such vacancy.

Larry K. Powers (57)    Mr. Powers was appointed President and Chief Executive
                        Officer of Genlyte in January 1994 and President and
                        Chief Executive Officer of Genlyte Thomas Group LLC in
                        August 1998, and has served as a Director since July
                        1993. He has held a variety of sales, marketing and general management positions in the lighting industry.
                        From September 1979 until April 1989, Mr. Powers was
                        President of Hadco. Hadco was acquired by a predecessor of Genlyte in July 1983. Mr. Powers then served as President of the HID/Outdoor Division of Genlyte from May 1989 until June 1993. From July 1993 to December
                        1993, he served as President of Genlyte U.S. Operations and Executive Vice President of Genlyte. Mr. Powers is a member of the Nominating Committee of the Genlyte Board of Directors. He also serves as a Representative on the Genlyte Thomas Group Management Board.

Board and Committee Meetings

      During 1999, Genlyte's Board of Directors met six times for regular meetings and twice for special meetings. In addition, the directors received and reviewed monthly reports of the financial performance of Genlyte and Genlyte Thomas, and management confers frequently with its directors on an informal basis to discuss company affairs. During 1999, each of the directors attended at least 75 percent of the meetings of the Board and the Board Committees of which such director was a member.

      The Board has established standing Audit, Compensation and Nominating Committees. The Board has established the Audit Committee to recommend the firm to be appointed as independent accountants to audit Genlyte's and Genlyte Thomas Group's financial statements and to perform services related to the audit, review the scope and results of the audit with the independent accountants, and consider the adequacy of the internal accounting and control procedures of Genlyte. Members of this committee are Messrs. Engelman, Metzger and Heller, with Mr. Heller serving as Chairman. During 1999, the Audit Committee met two times.

      During 1999 the Compensation Committee reviewed and recommended the compensation arrangements for all executive officers, approved such arrangements for other senior level employees, and administered and took such other action as required in connection with certain compensation plans of Genlyte Thomas Group. Members of the Compensation Committee are Messrs. Drazin, Engelman and Dr. Metzger, with Dr. Metzger serving as Chairman. During 1999, the Compensation Committee met three times and reviewed and recommended all stock options to be granted, subject to Board approval.

      The Nominating Committee reviews and recommends to the Board of Directors the appropriate size and composition of Genlyte's Board of Directors as well as the Boards of Directors of Genlyte's various subsidiaries. The Nominating Committee will not consider recommendations from Genlyte's stockholders because the Committee believes it has sufficient resources and contacts to fulfill its obligations without considering such stockholder recommendations. Members of the Nominating Committee are Messrs. Drazin, Engelman and Powers, with Mr. Engelman serving as Chairman. During 1999, the Nominating Committee met one time.

Compensation of Directors

      During 1999 each director, other than any director employed by Genlyte, which for purposes of this section does not include employees of its subsidiaries, received a retainer of $12,000 and $1,714 for each Board meeting attended and each committee meeting attended on a day on which the Board of Directors did not meet. The Chairman of the Board received a retainer of $18,000 and $2,571 for each Board meeting attended and each committee meeting attended on a day on which the Board of Directors did not meet. Directors employed by Genlyte are not paid any fees or additional compensation for services rendered as members of the Board or any of its Review committees. Directors who also serve on the Board of Directors of Canlyte, Genlyte's subsidiary are compensated for attendance at such meetings at the rate of $2,000 (Canadian) per Board meeting, or for committee meetings held on days other than regular Board meeting days.

      Effective on January 1, 1999, Avrum I. Drazin resigned as President of Canlyte, Inc. Mr. Drazin received compensation and benefits until September 30, 1999. As of October 1, 1999, Mr Drazin became a consultant under a consulting agreement with the Company for a two year period. Mr. Drazin's compensation as a consultant will be US$ 1,600 per day for a maximum of 100 days in the first year and 50 days in the second year.

Compensation Committee Interlocks and Insider Participation

      As noted above, Messrs. Avrum I. Drazin, David M. Engelman and Dr. Frank Metzger served as members of the Board's Compensation Committee during 1999. Mr. Drazin is Chairman of Genlyte, was formerly President of Genlyte and was former Chairman of Canlyte, one of the Company's subsidiaries. Directors Heller and Powers also serve on the Canlyte Board of Directors.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Number of Shares Outstanding and Record Date

      Only holders of record of Genlyte Common Stock, par value $.01 per share ("Genlyte Common Stock"), at the close of business on March 6, 2000 are entitled to notice of, and to vote at, the Annual Meeting. Holders of Genlyte Common Stock are entitled to one vote for each share held on the matters properly presented at the Annual Meeting.

      On March 6, 2000, there were 13,686,190 shares of Genlyte Common Stock issued and outstanding. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a majority of the shares of Genlyte Common Stock present in person or by proxy at the Annual Meeting is required to elect a director.

      Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the matters to be acted upon at the Annual Meeting, and an abstention will have the effect of a vote against any proposal requiring an affirmative vote of a majority of the shares present and entitled to vote thereon.

Common Stock Ownership of Certain Beneficial Owners and Management

      The following table sets forth information regarding the beneficial ownership of Genlyte Common Stock known to Genlyte to be the beneficial owners of more than 5% of the issued and outstanding Genlyte Common Stock as of March 6, 2000:

                                             Amount and
                                               Nature
                                            of Beneficial
Name and Address                            Ownership of         Percent
of Beneficial Owner                         Common Stock         of Class
-------------------                         ------------         --------

Southeastern Asset Management Inc....       2,407,500 (l)          17.6%
      6410 Poplar Ave., Suite 900
      Memphis, TN  38119

Artisan Partners Limited Partnership.       1,512,300 (2)          11.1%
      1000 North Water Street, 1770
      Milwaukee, WI  53202

Glenn Baily..........................       1,435,000 (3)          10.5%
      14 Basset Creek Trail
      Hobe Sound, FL  33455

Marvin C. Schwartz...................       1,200,890 (4)           8.8%
      c/o Neuberger & Berman
      605 Third Avenue
      New York, NY 10158-3698

Neuberger & Berman LLC...............         886,623 (5)           6.5%
      605 Third Avenue
      New York, NY 10158-3698

FMR Corp.............................         714,500 (6)           5.2%
      82 Devonshire Street
      Boston, Massachusetts  02109

-------------
(1) According to the Schedule 13G furnished to Genlyte by Southeastern Asset Management Inc., Southeastern Asset Management is an investment adviser to of Longleaf Partners Small Cap Fund, the beneficial owner of such shares. All of the securities covered by this report are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern.

(2) According to the Schedule 13G filed on February 29, 2000 with the Securities and Exchange Commission and furnished to Genlyte by Artisan Partners Limited Partnership, Artisan Partners serves as an investment adviser to Artisan Funds, Inc. and other clients of Artisan Partners. The
      Schedule 13G states that the shares reported therein were acquired on behalf of discretionary clients of Artisan Funds, Inc., and that persons other than Artisan Partners are entitled to receive all dividends from, and all proceeds from the sale of these shares.

(3) Retired member of Board of Directors and Chairman of The Genlyte Group, Incorporated. Includes 210,000 shares of Genlyte Common Stock owned by Mr. Bailey's spouse as to which Mr. Bailey disclaims beneficial ownership.

(4) According to the Schedule 13D furnished to Genlyte by Marvin C. Schwartz, he held sole power to vote and to dispose of 337,400 of such shares through his personal account in which he holds 252,400 of such shares, and through his management of an individual account for the benefit of a partner of Neuberger & Berman with respect to 85,000 of such shares. The
      Schedule 13D also reports 238,990 shares owned by the Neuberger & Berman Profit Sharing Trust (the "Plan") of which Marvin C. Schwartz is co-trustee. The power to vote and dispose of the shares held by such funds is shared with the Plan's trustees. In addition, 624,500 shares are held in several accounts for the benefit of Mr. Schwartz's family. Mr. Schwartz is the beneficial owner of such shares based on his discretionary and shared dispositive power over such accounts.

(5) According to the Schedule 13G furnished to Genlyte by Neuberger & Berman LLC ("N&B"), N&B has sole power to vote and to dispose of 715,223 of such shares and shared power to dispose of 886,323 shares. N&B disclaims beneficial ownership of 441,700 shares owned by principals of N&B, including those reported by Marvin C. Schwartz.

(6) FMR Corp. held as of March 6, 2000, 714,500 shares through Fidelity Management & Research Company, (Fidelity) a wholly owned subsidiary of FMR Corp. and an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940. Fidelity held the shares as a result of acting as and investment advisor to various Investment Companies (Fidelity Funds).

      The following table presents information regarding beneficial ownership of Genlyte Common Stock by each member of the Board of Directors, the Named Officers (defined infra), and all directors and executive officers as a group as of March 6, 2000.


                                           Amount and
                                           Nature of
                                           Beneficial
                                           Ownership of
                                           Genlyte                Percent
Name                                       Common Stock           of Class
----                                       ------------           --------

Avrum I. Drazin                             207,975 (1)            1.5%
Zia Eftekhar                                 76,674 (2)             *
David M. Engelman                            16,500 (3)             *
William G. Ferko                              5,100                 *
Fred Heller                                 108,000 (4)             *
Frank Metzger                               145,750 (5)            1.1%
Dennis W. Musselman                           8,162 (6)             *
Larry K. Powers                             199,509 (7)            1.5%
                                           --------                ----
All directors  and  executive  officers
as a group
(10) persons including those named)         767,670 (8)            5.6%
                                           ========                ===

----------
* The percentage of shares owned by such director or named officer does not exceed 1% of the issued and outstanding Genlyte Common Stock.
(1) Includes 1,000 shares of Genlyte Common Stock owned by Mr. Drazin's spouse as to which Mr. Drazin disclaims beneficial ownership and 10,000 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
(2) Includes 10,000 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
(3) Includes 7,500 shares of Genlyte Common Stock owned by Mr. Engelman's spouse as to which Mr. Engelman disclaims beneficial ownership.
(4) Includes 60,266 shares of Genlyte Common Stock owned by Mr. Heller's spouse as to which Mr. Heller disclaims beneficial ownership.
(5) Includes 28,000 shares of Genlyte Common Stock owned by Dr. Metzger's spouse as to which Dr. Metzger disclaims beneficial ownership.
(6) Includes 5,000 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
(7) Includes 101,250 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
(8) Includes an aggregate of 96,766 shares of Genlyte Common Stock owned by the spouses of certain of Genlyte's executive officers and directors as to which each such executive officer or director disclaims beneficial ownership and 126,250 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.

                 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors was comprised during fiscal 1999 of Messrs. Avrum I. Drazin, David M. Engelman and Dr. Frank Metzger, with Dr. Metzger serving as Chairman. All Committee members except Mr. Drazin are outside directors. The Committee reviews and recommends the compensation arrangements for all executive officers, approves such arrangements for other senior level employees, and administers and takes such other actions as may be required in connection with certain compensation plans of Genlyte and its operating subsidiaries. The Board of Directors reviews and approves recommendations made by the Compensation Committee relating to the compensation of Genlyte's executive officers.

      The Compensation Committee has prepared the following report with respect to executive compensation at Genlyte.

Compensation Philosophy

      Genlyte and Genlyte Thomas Group's compensation philosophy is to provide competitive pay for competitive performance and superior pay for superior performance. Genlyte and Genlyte Thomas Group seek to ensure that its executive compensation programs and policies relate to and support its overall objective to enhance stockholder value through the profitable management of its operations. To achieve this goal, the following objectives serve as guidelines for compensation decisions:

   o Provide a competitive total compensation framework that enables Genlyte to attract, retain and motivate key executives who will contribute to Genlyte and Genlyte Thomas Group's success;
   o Ensure that compensation programs are linked to performance on both an individual and operating unit level; and
   o Align the interests of employees with the interests of stockholders by encouraging employee stock ownership in Genlyte.

Components of Compensation

      Genlyte and Genlyte Thomas Group's compensation strategy incorporates a combination of cash and equity-based compensation as follows:

   o A performance management system that relates individual base salary changes to a formal process in which individual performance is reviewed, discussed and evaluated.
   o Short-term incentive programs that provide executives with the opportunity to add substantial variable compensation to their annual base salaries through attainment of specific, measurable goals intended to encourage high levels of organizational performance and superior achievement of individual objectives. These short-term incentive payments for 1999 were made during the first quarter of calendar 2000.
   o Long-term incentive opportunities in the form of stock options in which rewards are linked directly to stockholder gains.

For fiscal year 1999, Genlyte's compensation programs consisted of:

      Base Salary

      Salary pay levels at Genlyte and Genlyte Thomas Group are competitive with the marketplace. The Compensation Committee uses commercially published surveys prepared by established compensation consulting firms to assure that base compensation levels are positioned relative to the range that is generally paid to executives having similar levels of experience and responsibility at companies of comparable size and complexity. Data is drawn from the electric lighting equipment and supply industry as well as general industry survey data. Consideration is also given to other factors such as individual performance and potential.

      Short-Term Incentives

      Executive and key employees of Genlyte and Genlyte Thomas Group participate in a short-term incentive program which rewards the achievement of profit and profit-related objectives. These employees are afforded an opportunity to earn substantial variable compensation through participation in the Management Incentive Compensation (MIC) Program.

      This program combines elements of profit sharing, in which total management performance is rewarded only to the extent also realized by stockholders as measured in Earnings Per Share (EPS), Earnings Before Interest and Taxes (EBIT), and Return on Capital Employed (ROCE), and in terms of individual performance, as measured by achievement of specific, measurable and written goals established in the beginning of the fiscal year by participants and approved by management. Funding for MIC awards is formula-driven based on achievement of financial goals for each operating unit. The Board of Directors reviews and approves profit and profit-related objectives at the beginning of the year.

      By policy, the level of funding which results from the MIC formulas cannot be modified and the total payout of awards for all MIC participants is limited to a maximum 15 percent of the company's profit before taxes each year. In order to maximize results, objectives are typically established at a level of performance above normal expectations. Consideration is also given to past financial performance as a means to ensure that consistent and sustained business results are achieved. Actual individual MIC awards are dependent upon three factors: (1) the requirement that stated objectives be met by both individual participants and their operating units; (2) the relative success and extent to which those objectives are achieved; and (3) the participants relative level within the organization as determined annually according to policy guidelines.

      In 1999, the Compensation Committee and the Board of Directors reviewed and approved the renewal of the MIC Program, related policies and all recommended MIC awards.

      Long-Term Incentives

      Genlyte believes that the interests of stockholders and executives become more closely aligned when such executives are provided an opportunity to acquire a proprietary interest through ownership of its Common Stock. Through the Genlyte 1988 Stock Option Plan and the Genlyte 1998 Stock Option Plan, officers and key employees are granted options to purchase Genlyte Stock and maintain significant share ownership within the parameters of the program. Most grants are exercisable in installments commencing two years after the date of grant. The exercise price of options is set, and has at all times in the past been set, at fair market value or book value, whichever is higher.

      Benefits

      Genlyte Thomas Group generally assumed all Genlyte's benefit plans and other benefit liabilities relating to former Genlyte employees. All Genlyte executive officers have participated in the same pension, health and benefit programs generally available to other employees who were not the subject of collective bargaining agreements. Historically, Genlyte did not have special executive officer plans with the exception of two inactive plans in which two long-term executive officers still participate (Messers Drazin and Eftekhar). Additionally, for a period of six to eighteen months following the closing of Genlyte Thomas transaction (the "transition period"), certain tax-qualified salaried and clerical Thomas employees continued to participate in certain tax-qualified Thomas Retirement plans. With the conclusion of the transition period, effective January 1, 2000, these former Thomas salaried and clerical employees began participating in the retirement plans of Genlyte Thomas Group that have been modified to provide an integrated retirement program. Their account balances under the Thomas plans have been or will be transferred to the appropriate plan or plans of the Genlyte Thomas Group during the first Quarter of calendar 2000.

Chief Executive Officer Compensation

      Mr. Powers served as Chief Executive Officer of Genlyte and Genlyte Thomas Group in 1999 at a salary of $400,000 per annum. Mr. Powers received $502,988 in incentive compensation for 1999 recognizing a significant improvement in the EPS over the prior year, as well as the level of achievement of Mr. Powers' individual objectives. In 1999, the Compensation Committee recommended and the Board of Directors approved a stock option grant of 25,000 shares for Mr. Powers in recognition of its assessment of his ability to enhance the long-term value of Genlyte for the stockholders. That grant was consistent with the overall design of the option program.

Conclusion

      In summary, the Compensation Committee continued its policy in fiscal year 1999 of linking executive compensation to Genlyte performance. The outcome of this process is that stockholders receive a fair return on their investment while executives are rewarded in an appropriate manner for meeting or exceeding performance objectives. The Committee believes that Genlyte's compensation levels adequately reflect the Company's philosophy of providing competitive pay for competitive performance and superior pay for superior performance. Likewise, the Committee believes that the Company's executive compensation programs and policies are supportive of its overall objective to enhance stockholder value through the profitable management of its operations.

                                          Frank Metzger, Chairman
                                          Avrum I. Drazin
                                          David M. Engelman

Executive Compensation

         The following table sets forth information concerning annual, long-term and other compensation for services in Genlyte Thomas of those persons who were, on December 31, 1999, Genlyte Thomas' (i) chief executive officer and (ii) other four most highly compensated executive officers (together, the "Named Officers"):

                                            Summary Compensation Table
                                                                                       Long-Term Compensation
                                                Annual Compensation                     Awards         Payout
                                  ------------------------------------------------    ----------  ---------------
                                                                      Other              Stock          All
Name and                                                              Annual           Options/        Other
Principal                         Year     Salary ($)   Bonus ($)     Comp ($)          SARs (#)       Comp ($)
Position
-----------------                --------  ---------- ---------- -----------------    ----------  ---------------

Larry K. Powers                  1999      400,000      502,988     37,363(1,2,3)       25,000         0
  President & CEO                1998      350,014      403,750     17,912(1,2,3)       35,000         0
                                 1997      310,000      303,400      2,923(1,2)         27,500         0

Zia Eftekhar                     1999      230,000      220,894          0               7,500    58,603(4)
  President                      1998      215,000      206,360          0              15,500    65,950(4)
  Lightolier Division            1997      214,423      159,014          0              12,500    22,367(4)

William G. Ferko                 1999      200,000      203,562     23,058(3)           10,000         0
  Chief  Financial Officer

Dennis Musselman                 1999      155,000      193,545          0               4,500         0
  Vice President                 1998      150,192      155,399          0               4,100         0
  Hadco/Bronzelite               1997      144,615      118,170          0                 0           0

Ronald D. Schneider              1999      191,000      109,355          0               4,500         0
  Vice President
  Operations


------------
(1)   Director's fees for Canlyte, Inc., a subsidiary of the Company.
(2) These figures were converted from Canadian dollars to U.S. dollars using the exchange rate as of the last day of the fiscal year for that period.
(3)   Represents expenses for relocation and related fees
(4) Represents service and interest expense accrual for Supplemental Employee Retirement Plan benefit.

Option Grants

         Shown below is further information on grants of stock options pursuant to the 1998 Stock Option Plan during the fiscal year ended December 31, 1999 to the Named Officers reflected in the Summary Compensation Table. No stock appreciation rights were granted under that Plan during fiscal 1999.

                          Option Grants in Fiscal 1999
                                Individual Grants

                                                                                               Potential Realizable
                                                                                                 Value of Assumed
                                                  % of                                        Annual Rates of Stock
                                             Total Options                                      Price Appreciation
                                 Options       Granted to      Exercise or                     for Option Term (2)
                                 Granted      Employees in     Base Price     Expiration     -----------------------
            Name                 (#)(1)       Fiscal Year       ($/share)        Date          5% ($)        10%($)
            ----                 ------       -----------       ---------        ----          ------        ------

Larry K. Powers............        25,000         12.3%          $20.375     12/15/2006       $207,367       $483,253

Zia Eftekhar...............         7,500          3.7%          $20.375     12/15/2006        $62,210       $144,976

William G. Ferko...........        10,000          4.9%          $20.375     12/15/2006        $82,947       $193,301

Dennis W. Musselman........         4,500          2.2%          $20.375     12/15/2006        $37,326       $ 86,980

Ronald D. Schneider........         4,500          2.2%          $20.375     12/15/2006        $37,326       $ 86,980

----------
(1) These options were granted to the Named Officer seven years prior to the indicated expiration date and are exercisable at the rate of 50% per year commencing two years after the date of grant. In the event of certain mergers, consolidations or reorganizations of Genlyte or any disposition of substantially all the assets of Genlyte or any liquidation or dissolution of Genlyte, then in most cases all outstanding options not exercisable in full shall be accelerated and become exercisable in full for a period of 30 days. In addition, in the event of certain changes in control of Genlyte or of its Board of Directors, then any outstanding option not exercisable in full shall in most cases be accelerated and become exercisable in full for the remaining term of the option.
(2) Realizable value is shown net of option exercise price, but before taxes associated with exercise. These amounts represent assumed compounded rates of appreciation and exercise of the options immediately prior to the expiration of their term. Actual gains, if any, are dependent on the future performance of the Common Stock, overall stock market conditions, and the optionee's continued employment through the exercise period. The amounts reflected in this table may not necessarily be achieved.

Option Exercises and Fiscal Year-End Values

         Shown below is information with respect to the exercised/unexercised options to purchase Genlyte's Common Stock granted in fiscal 1999 and prior years under Genlyte's 1988 and 1998 Stock Option Plans to the Named Officers and held by them on December 31, 1999.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE
    Aggregated Option Exercises in Fiscal Year 1999 and FY-End Option Values

                                                                                             Value of Unexercised
                                                             Number of Unexercised          In-the-Money Options at
                                  Shares                       Options at FY-End (#)               FY-End ($) (1)
                                Acquired on     Value      ------------------------------   ----------------------------
              Name               Exercise     Realized ($)   Exercisable   Unexercisable     Exercisable   Unexercisable
             ------            ------------  -------------  ------------- ---------------   ------------- --------------
Larry Powers ..............             0             0         101,250         73,750       1,213,125       149,218
Zia Eftekhar ..............         8,750        90,156          10,000         29,250          75,469        46,922
William G. Ferko...........             0             0               0         20,000               0        39,062
Dennis W. Musselman........         7,000        70,000           5,000          8,600          69,375        16,415
Ronald D. Schneider........             0             0               0          9,260               0        18,334

-------
(1) Based upon the 12/31/99 closing price of $21.375 for Genlyte stock on the NASDAQ National Market System. Realizable value is shown net of option exercise price, but before taxes associated with exercise.

Retirement Plan

         During fiscal 1999, Messers Eftekhar and Powers were participants in a qualified noncontributory defined benefit plan (the "Retirement Plan"). The Retirement Plan was amended effective January 1, 2000 to freeze the benefits of all participants except "grandfathered participants" based on age and service as of December 31, 1999. Commencing in 2000, participants whose benefits were frozen will be eligible for matching contributions and discretionary contributions under the Genlyte Thomas Group Retirement Savings and Investment Plan (the "Savings Plan"), a defined contribution 401(k) plan. Participants who met certain age and service requirements as of December 31, 1999, the "grandfathered participants," will continue to participate in the Retirement Plan. "Grandfathered participants" will be eligible for matching contributions but not discretionary contributions under the Savings Plan. Messers Powers and Eftekhar as grandfathered participants will remain active participants in the Retirement Plan.

                  For Employees Retiring at age 65 in 2000 (1)

                                                             Years of Service at Retirement (2)
Average Compensation
at Retirement                                   5              10            15            20         25 or more
--------------                              --------        ---------     ---------    ---------     ------------
$50,000..............................       $ 3,373          $ 6,745       $10,118      $13,490          $16,863
$100,000.............................         7,626           15,245        22,868       30,490           38,113
$160,000 (3).........................        12,723           25,445        38,168       50,890           63,613
Greater than $160,000 (3)............        12,723           25,445        38,168       50,890           63,613

--------
(1) For employees retiring at ages under 65, the estimated annual benefits would be lower.
(2) The amounts are based on the formula which became effective January 1, 1995.
(3) In accordance with provisions of the Omnibus Budget Reconciliation Act of 1993, effective January 1, 1994, the maximum allowable compensation permitted in computing a benefit was $150,000, subject to annual cost of living increases. For 2000, the maximum allowable compensation as provided under IRS 401(a)(17) is $170,000. Therefore, the highest possible final average compensation for a participant retiring in 2000 is $160,000. However, any accrued benefit as of December 31, 1994 which is based on compensation in excess of $150,000 for years prior to 1994 will be protected.

         Remuneration covered by the Retirement Plan in a particular year includes (1) that year's salary (base pay, overtime and commissions), and (2) compensation received in that year under the Management Incentive Compensation Plan. The 1999 remuneration covered by the Retirement Plan includes, for the recipients thereof, Management Incentive Compensation paid during 1999 with respect to 1998 awards.

         For each of the following Named Officers of Genlyte Thomas, the remuneration received during 1999 and the credited years of service under the Retirement Plan, as of December 31, 1999, recognized by the Retirement Plan were, respectively, as follows:

                                                              Years of
                    Name                   Compensation       Service
         ----------------------------- --------------------- ----------

         Larry K. Powers                     $160,000*          20

         Zia Eftekhar                        $160,000*          32

         * As limited by the maximum allowable compensation provided under Code 401 (a)(17) of $160,000 for 1999.

         Pension benefits at age 65 (normal retirement age) for active participants as of January 1, 2000 are calculated as follows: 1.2% of final five-year average pay up to covered compensation level, plus 1.7% of final five-year average pay over the covered compensation level, multiplied by the total years of recognized service, to a maximum of 25 years. All such participants will receive the greater of their benefit under the new formula or the benefit accrued under a prior plan formula as of December 31, 1994. In addition, certain maximum benefit limitations are incorporated in the Retirement Plan. The final five-year average pay is determined by taking the average of the highest consecutive five-year period of earnings within a ten-year period prior to retirement. The term "covered compensation", as defined by the Internal Revenue Service, refers to the 35-year average of the Social Security taxable wage bases applicable to a participant for each year projected to Social Security normal retirement age.

                        EMPLOYMENT PROTECTION AGREEMENTS

         Genlyte has entered into contracts with a group of key employees, including Messrs. Powers, Eftekhar, Ferko, and Musselman, that become effective if the employee is employed on the date a change of control (as defined in the agreement) occurs and that provide each such employee with a guarantee that his duties, compensation and benefits will generally continue unaffected for two (2) years following the change of control. In the event that an eligible employee's employment is terminated without cause by Genlyte or if the employee is constructively terminated within two (2) years following the change of control, such employee will receive either ( i ) the sum of (x) two (2) times the aggregate amount of his then current base salary, plus (y) two (2) times the average of his last three (3) annual awards paid under Genlyte' s Management Incentive Compensation Plan plus (z) the present value of any unvested benefits under Genlyte's qualified plans and the annual cost of the employee's participation in all employee benefit plans of Genlyte or (ii) if it would result in the employee receiving a greater net-after tax amount, a lesser amount equal to the amount that produces the greatest net-after tax amount for the employee. (An employee will be treated as having been constructively terminated if he quits after being removed from office or demoted, his compensation or benefits are reduced, his duties are significantly changed, his ability to perform his duties is substantially impaired or his place of employment is relocated a substantial distance from his principal residence.) These agreements will continue in effect at least until December 31, 2000 and automatically renew for an additional year as of each January 1 after December 31, 2000, unless Genlyte or the employee provides sixty (60) days written notice of non-renewal prior to such January 1.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Genlyte's directors and executive officers, and persons who own more than ten percent of Genlyte's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Genlyte. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Genlyte with copies of all Section 16(a) reports they file.

         Messrs. Avrum I. Drazin, and Frank Metzger each inadvertently failed to file on a timely basis a report of change in beneficial ownership in connection with their exercise of options to purchase Genlyte common stock during 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as Genlyte and Genlyte Thomas Group LLC's principal independent public accountants for the year 2000.

         A representative of Arthur Andersen LLP, the Company's auditor for 1999, is expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and make a statement if desired to do so.

                2001 PROPOSALS BY HOLDERS OF GENLYTE COMMON STOCK

         Any proposal which a stockholder of Genlyte desires to have included in the proxy statement relating to the 2001 Annual Meeting of Stockholders must be received by Genlyte at its executive offices by no later than November 17, 2000. The executive offices of Genlyte are located at 4360 Brownsboro Road, Suite 300, P.O. Box 35120, Louisville, Kentucky 40232. Proxies solicited by the Board of Directors for the 2001 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in Genlyte's proxy statement unless Genlyte receives notice of such proposal on or before February 2, 2001.

                          COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative total return on the Common Stock of Genlyte with the cumulative total return on the NASDAQ Stock Market Index (U.S. companies) and the Electric Lighting & Wiring Equipment Index (SIC Group 364) from December 31, 1994(1). The graph assumes the investment of $100 in Genlyte Common Stock, the NASDAQ Stock Market Index, and the Electric Lighting & Wiring Equipment Index on January 1, 1995.

[The following table was depicted as a line chart in the printed material]


                                                1994    1995    1996    1997    1998    1999
The Genlyte Group Incorporated                  100.0   158.8   294.1   417.7   441.2   502.9
Electric Lighting & Wiring Equipment Index      100.0   132.2   164.8   196.2   156.9   132.2
NASDAQ Stock Market Index (U.S. Companies)      100.0   129.7   161.2   197.2   278.1   490.5

                                [GRAPHIC OMITTED]

(1) Total return calculations for the NASDAQ Stock Market Index, Electric Lighting & Wiring Equipment Index (consisting of approximately 16 companies), and Genlyte Stock were performed by Media General Financial Services.

                           EXPENSES AND OTHER MATTERS

Expenses of Solicitation

         Genlyte will pay the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Genlyte has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares and Genlyte has agreed to reimburse them for their expenses in so doing.

         In addition to the use of the mails, certain officers, directors and other employees of Genlyte, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

Other Items of Business

         The Board of Directors does not intend to present any further items of business to the meeting and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

                                            By Order of the Board of Directors,


                                            /s/ R.L. Zaccagnini


                                            R. L. ZACCAGNINI
                                            Secretary

March 20, 2000